UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 20, 2007

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12984 (Commission File Number)	75-2520779 (IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensation Arrangements of Certain Officers
          On June 20, 2007, the Compensation Committee of the Board of Directors of Eagle Materials Inc. (the “Company”) approved stock option grants to certain of the persons (the “Named Officers”) who are listed in the Summary Compensation Table in the Proxy Statement for the Company’s 2007 Annual Meeting of Stockholders. These new stock option grants were made pursuant to a newly designed long-term equity award program. The structure of this new program is different from the Company’s program for the last three years in several ways: (1) the entire award is in the form of stock options, (2) the award is intended to be a single award covering the next three years (except for special circumstances) rather than making an annual long-term equity grant for the current fiscal year and each of the next two fiscal years, and (3) the stock option awards will vest over a seven-year period, but only if specified levels of earnings per share and operating earnings are achieved which the Company regards as challenging. Any stock options not vested at the end of the seven-year period will be forfeited. In accordance with the terms of the Company’s Incentive Plan, as amended, the exercise price of such stock options is the average of the high and low price of the Company’s Common Stock on the date of grant, June 20, 2007 ($47.525).
          Since the Company was spun-off from Centex in 2004, the Company has formulated and embarked upon a strategic growth plan which includes the significant expansion of our production and earnings capacity in both cement and wallboard. This growth plan contemplates the completion of most of these expansion plans in the next 3 or 4 years. The stock options granted to the Named Officers were structured to more strongly motivate and provide incentives to the Company’s management to properly execute these growth plans in a timely and profitable manner. In addition, the vesting criteria were set at levels that will require operating earnings and earnings per share to approximate the Company’s record fiscal 2007 levels in order to vest any portion of the stock option awards and to nearly double the record fiscal 2007 levels in order to vest 100% of the stock option awards. A copy of these vesting criteria is attached to this Report as Exhibit 10.1. Consistent with the Company’s pay-for-performance philosophy, this structure will reward the executives when operating earnings and earnings per share increase significantly.
          Each of the Named Officers was granted stock options under this new program, except for Mr. Zunker. Mr. Zunker, who is expected to retire before the end of the stock option performance period, was granted a cash award ($350,000) payable after the end of fiscal 2008 based upon the achievement of certain individual performance goals, which relate principally to the successful transition of his duties to a new Chief Financial Officer. The terms and conditions of the stock options will be substantially the same as the stock option grants in fiscal 2007 except that: (1) the vesting will be based on the achievement of certain operating earnings and earnings per share levels ; (2) the term of the options will be seven years rather than ten years; and (3) upon retirement by an optionee, the stock option will continue to remain in effect and continue to vest for the term of the stock option as if the optionee had continued to be an employee. For purposes of these awards, retirement is defined as the termination of employment at age 62 years or later with at least 10 years of service and after having provided the Company with two (2) years’ written notice of such retirement. As in the case of prior equity awards, the stock options will also vest upon a change of control of the Company.
          The following table shows the stock options granted to each of the Named Officers on June 20, 2007:

Name	# of Stock Options

Mr. Rowley	500,000
Mr. Zunker	-0-
Mr. Powers	122,000
Mr. Graass	122,000
Mr. Essl	87,000
Item 9.01 Financial Statements and Exhibits

Exhibit Numbers	Description
10.1	Vesting Criteria for Stock Options

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ Arthur R. Zunker, Jr. Name: Arthur R. Zunker, Jr. Title: Senior Vice President–Finance and Treasurer

Date: June 26, 2007